AGREEMENT AND PLAN OF MERGER

dated as of October 21, 2009

among

GENNX360 GVI HOLDING INC.,

GENNX360 GVI ACQUISITION CORP.

and

GVI SECURITY SOLUTIONS, INC.

Table of Contents

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- ii -

- iii -

Defined Terms	Section
Acceptance Time	1.8(b)
Agreement	Preamble
Appraisal Shares	2.2(c)
Authorizations	3.14(b)
Available Company SEC Document	Article III
Cash Amount	2.4(a)
CERCLA	3.13(b)
Certificate of Merger	1.6
Certificates	2.3(b)
Closing	1.5
Closing Date	1.5
Code	1.8(b)
Commitment	Recitals
Company	Preamble
Company Board	Recitals
Company Disclosure Letter	Article III
Company Employee Benefit Plan	3.10(a)
Company ERISA Affiliates	3.10(a)
Company Financial Advisor	3.9
Company Financial Statements	3.5(b)
Company Intellectual Property Rights	3.15
Company Material Adverse Effect	3.1(a)
Company Material Contract	3.18(a)
Company Preferred Stock	3.2
Company SEC Reports	3.5(a)
Company Stockholders Meeting	6.1(b)
Company Subsidiaries	3.1
Confidentiality Agreement	6.6(b)
Constituent Corporations	1.3
Contract	3.18(a)
D&O Insurance	6.8(b)
DGCL	Recitals
Distributorship Agreement	3.1
Effective Date	1.6
Effective Time	1.6
Employee Benefit Plan	3.10(a)
Engagement Letter	3.9
Environmental Laws	3.13(b)
Equity Commitment Letter	Recitals
ERISA	3.10(i)
Exchange Act	1.1(a)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Expense Reimbursement	8.3(c)

- i -

FCPA	3.14(c)
Fund	Recitals
GAAP	3.5(b)
Governmental Authority	3.3(d)
Hazardous Substance	3.13(b)
Indemnified Party	6.8(a)
Indemnifying Parties	6.8(b)
Independent Directors	6.10(a)
Information Statement	3.3(d)
Intellectual Property	3.15
Judgment	3.3(c)
Law	3.3(c)
Leases	3.19(b)
Lien	3.4(b)
Maximum Amount	6.8(c)
Merger	Recitals
Merger Consideration	2.2(a)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
Non-Qualified Deferred Compensation Plan	3.10(j)
Offer	Recitals
Offer Documents	1.1(b)
Offer Price	Recitals
Options	2.4(a)
Outside Date	8.1(b)
Parent	Preamble
Parent Material Adverse Effect	4.1
Parent Subsidiaries	4.3(b)
Payment Rules	Exhibit A
Permitted Liens	3.19(a)
Person	3.4(a)
Proxy Statement	3.3(d)
Qualified Company Employee Benefit Plan	3.10(c)
RCRA	3.13(b)
Required Company Stockholder Vote	3.3(a)
Restricted Stock	2.4(b)
Samsung	3.1
Sarbanes-Oxley Act	3.5(c)
Schedule 14D-9	1.2(b)
SEC	1.1(a)
Section 262	2.2(c)
Securities Act	1.8(d)
Share	Preamble
Shares	Preamble
Special Committee	1.1(e)

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Stock Plans	2.4(a)
Subsidiary	3.4(a)
Superior Proposal	6.7(d)(ii)
Support Agreements	Recitals
Surviving Corporation	1.3
Takeover Proposal	6.7(d)(i)
Tax Return	3.12(j)
Taxes	3.12(j)
Termination Date	8.2
Top-Up Option	1.8(a)
Top-Up Option Shares	1.8(a)
Transactions	1.2(a)
Warrant	2.4

- iii -

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 21, 2009, among GENNX360 GVI HOLDING, INC., a Delaware corporation (“Parent”), GENNX360 GVI ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and GVI SECURITY SOLUTIONS, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have unanimously approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the shares of common stock, par value $0.001 per share, of the Company (each a “Share” and collectively, the “Shares”) at a price per Share of $0.38 (such amount, or any other amount per Share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, without interest subject to any withholding Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each Share that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have (i) determined that this Agreement and the Transactions (as defined in Section 1.2(a)), including the Offer and the Merger, are advisable, fair to and in the best interests of their respective stockholders and (ii) approved this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) is recommending that the stockholders of the Company accept the Offer, tender their Shares into the Offer and, to the extent required by Law approve the Merger and this Agreement;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have delivered to Parent and Merger Sub tender and support agreements (the “Support Agreements”), providing that such stockholders shall, among other things, agree to tender into the Offer; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, GenNx360 Capital Partners, L.P. (the “Fund”), Parent and Merger Sub have entered into an equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”) pursuant to which the Fund has committed, subject to the terms and conditions set forth therein, to make the investments described therein (the “Commitment”).

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

SECTION 1.1 The Offer.  (a)  Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as practicable but in no event later than ten business days (as defined in Rule 14d-1(g)(3) promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the SEC.  The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A.

(b)           The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined using Exchange Act Rule 14d-1(g)(3)).  The Offer may not be terminated prior to its scheduled expiration (as such expiration may be extended or re-extended in accordance with this Agreement), unless this Agreement is terminated in accordance with Section 8.1.  Merger Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive the Minimum Tender Condition (as defined in Exhibit A), (iv) add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in a manner adverse to the holders of Shares, (v) extend the Offer (except as expressly provided below), (vi) change the form of consideration payable in the Offer, or (vii) otherwise amend the Offer in any manner adverse to the holders of Shares.  Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.  If on or prior to any then scheduled expiration date of the Offer, all of the conditions to the Offer (including the conditions and requirements set forth in Exhibit A) have not been satisfied, or waived by Parent or Merger Sub, Parent may, in its sole discretion, without the consent of the Company cause Merger Sub to extend the Offer for successive periods of up to twenty (20) business days each, the length of each such period to be determined by Parent in its sole discretion, in order to permit the satisfaction of such conditions, but in no event shall the Offer be extended past the Outside Date without the Company’s Consent.  If fewer than 90% of the issued and outstanding Shares are accepted for payment pursuant to the Offer, then Merger Sub may, and at the request of the Company, shall, and upon any such request of the Company, Parent shall cause Merger Sub to, make available a “subsequent offering period”, in accordance with Rule 14d-11 promulgated by the SEC under the Exchange Act, of not less than ten business days (but in no event with an expiration date after December 31, 2009).  For the avoidance of doubt, the parties hereto agree that vested shares of Restricted Stock (as defined in Section 2.4(b)) may be tendered in the Offer and be acquired by Parent or Merger Sub pursuant to the Offer.

(c)           If at the then scheduled expiration date of the Offer, all of the conditions (other than the Minimum Tender Condition) to the Offer set forth in Exhibit A (other than any conditions which by their nature are to be satisfied at the closing of the Offer) are satisfied or, if permitted, waived, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer in increments of not more than ten business days each until such time as the Minimum Tender Condition is satisfied; provided that Merger Sub shall not be required to extend the Offer beyond the Outside Date (as defined in Section 8.1(b)).

(d)           On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

(e)           On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”).  The Company shall promptly provide Parent with all information relating to the Company that is required to be included in the Offer Documents, and hereby consents to the inclusion of the recommendations of the Company Board and the Special Committee of Independent Directors of the Company Board (the “Special Committee”).  Parent and Merger Sub agree that the Offer Documents shall comply in all material respects with the requirements of applicable Federal securities laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents as so amended or supplemented to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable Federal securities laws.  The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company.  Parent and Merger Sub shall provide the Company and its counsel in writing with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, shall consult with the Company and its counsel prior to responding to such comments, and shall provide to the Company and its counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff.

(f)           Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

SECTION 1.2 Company Actions.  (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

(b)           On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) describing the recommendations referred to in Section 3.3(b) (subject to Section 6.7(b) and (c)) and shall mail the Schedule 14D-9 to the holders of Shares.  The Company agrees that the Schedule 14D-9 shall comply in all material respects with the requirements of applicable Federal securities laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.  Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Federal securities laws.  Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company.  The Company shall provide Parent and Merger Sub and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, shall consult with Parent and Merger Sub and their counsel prior to responding to such comments, and shall provide to Parent and Merger Sub and their counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff.

(c)           In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer, the Merger and the Transactions and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

SECTION 1.3 The Merger.  At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation.  For purposes of this Agreement, (i) the corporation surviving the Merger after the Effective Time may be referred to as the “Surviving Corporation” and (ii) the Company and Merger Sub are collectively referred to as the “Constituent Corporations”.

SECTION 1.4 Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.5 Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Nixon Peabody LLP at 437 Madison Avenue, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII and Exhibit A (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

SECTION 1.6 Consummation of the Merger.  As soon as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).

SECTION 1.7 Organizational Documents; Directors and Officers.  The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to conform to the certificate of incorporation of Merger Sub, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.  The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

SECTION 1.8 Top-Up Option.  (a) Subject to Sections 1.8(b) and (c), the Company grants to Parent an irrevocable option (the “Top-Up Option”) to purchase from the Company the number of Shares (the “Top-Up Option Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Merger Sub as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the number of Shares then outstanding on a fully diluted basis (determined in accordance with Exhibit A) (assuming the issuance of the Top-Up Option Shares) or (ii) the aggregate of the number of Shares held as treasury shares by the Company and its Subsidiaries and the number of Shares that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not reserved for issuance pursuant to the exercise of Options (as defined in Section 2.4(a))) as of immediately prior to the exercise of the Top-Up Option.

(b)           The Top-Up Option may be exercised by Parent, in whole or in part, at any time at or after the acceptance for payment of, and payment by Merger Sub for, any Shares pursuant to the Offer (the “Acceptance Time”).  The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of such Top-Up Option Shares by the Merger Consideration.  Such purchase price may be paid by Parent, at its election, either in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price, or by any combination of cash and such promissory note.  Any such promissory note shall bear interest at the applicable Federal rate determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c)           In the event that Parent wishes to exercise the Top-Up Option, it shall deliver to the Company a notice setting forth (i) the number of Top-Up Option Shares that it intends to purchase pursuant to the Top-Up Option, (ii) the manner in which it intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares by Parent is to take place.  At the closing of the purchase of the Top-Up Option Shares, Parent shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Option Shares, and the Company shall cause to be issued to Parent a certificate representing such shares.

(d)           Parent and Merger Sub acknowledge that the Top-Up Option Shares that Parent may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Parent and Merger Sub represent and warrant to the Company that Parent is, or will be upon the purchase of the Top-Up Option Shares, an Accredited Investor, as defined in Rule 501 of Regulation D under the Securities Act.  Parent agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Parent for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1 Conversion of Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

SECTION 2.2 Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares:

(a)           Each Share issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.2(b) and any Appraisal Shares (as defined in Section 2.2(c)) shall be canceled and shall be converted automatically into the right to receive an amount in cash per share equal to the Offer Price without interest thereon (the “Merger Consideration”).  As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3, without interest.

(b)           Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any wholly-owned Subsidiary (as defined in Section 3.4(a)) of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)           Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares (“Appraisal Shares”) that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL  (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.2(a), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 (and at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive Merger Consideration as provided in Section 2.2(a).  The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.3 Exchange of Certificates.

(a)           Exchange Agent.  Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 2.3.  Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Shares, for payment by the Exchange Agent in accordance with this Article II, the cash necessary to pay for the Shares converted into the right to receive Merger Consideration (the “Exchange Fund”).  The Exchange Fund shall not be used for any other purpose.  The Exchange Fund shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent.  Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Exchange Agent will be payable to Parent or as Parent otherwise directs.  Any portion of the Merger Consideration deposited with the Exchange Agent to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time but in any event not later than five business days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor the amount of cash which the Shares theretofore represented by such Certificate entitle such holder to receive pursuant to the provisions of this Article II and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.  Each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the Merger Consideration into which the Shares shall have been converted pursuant to Section 2.2.  No interest shall be paid or shall accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c)           No Further Ownership Rights in Shares.  The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificate.  There shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in Article II, except as otherwise provided by Law.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(e)           No Liability.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.3), any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(g)           Withholding Rights.  Each of Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable tax Laws.  To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent.

SECTION 2.4 Company Options; Restricted Stock.  (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding Option (as hereinafter defined), whether vested or unvested, exercisable or unexercisable, each Option and Warrant that is outstanding and unexercised immediately prior thereto shall immediately and fully vest, and subject to the terms and conditions set forth below in this Section 2.4, each such Option or Warrant, as applicable, shall terminate and be canceled at the Effective Time and each holder of an Option or Warrant, as applicable, will be entitled to receive from the Company, and shall receive as soon as practicable following the Effective Time, in settlement of each Option or Warrant, as applicable, a Cash Amount.  The “Cash Amount” shall be equal to the net amount of (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Option or Warrant, as applicable, multiplied by (ii) the number of shares subject to such Option or Warrant, as applicable, less (B) any applicable withholdings for Taxes.  If the exercise price per share of any Option or Warrant, as applicable, equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero and, for the avoidance of doubt, such Options and Warrants shall terminate and be canceled at the Effective Time.  As used in this Agreement, (i) “Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries (as defined in Section 3.1) or any former subsidiary of the Company or predecessor thereof to purchase Shares pursuant to the Stock Plans or any other Contract (as defined in Section 3.18(a)); (ii) “Warrants” means any warrant granted, and, immediately before the Effective Time not exercised, expired or terminated, to any Person by the Company or any of the Company Subsidiaries or any former subsidiary of the Company or predecessor thereof to purchase Shares pursuant to any Contract; and (iii) “Stock Plans” means the 2004 Long-Term Incentive Plan and the 2008 Long-Term Incentive Plan.

(b)           As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to (i) cancel all outstanding Options and Warrants that are out-of-the-money, (ii) terminate the Stock Plans as of the Effective Time and (iii) provide for the lapse as of immediately following the Acceptance Time of all forfeiture provisions applicable to any shares of Restricted Stock.  As used in this Agreement, “Restricted Stock” means any award of restricted Shares (including any restricted stock unit or performance stock unit award) outstanding immediately following the Acceptance Time with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan or any other Contract (as defined in Section 3.18(a)) entered into by the Company or any of the Company Subsidiaries.

SECTION 2.5 Taking of Necessary Action, Further Action.  Each of Parent, Merger Sub and the Company shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL, as promptly as commercially practicable.  If any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the SEC after December 31, 2007, and, in each case, publicly available prior to the date of this Agreement (each, an “Available Company SEC Document”) (excluding any disclosures set forth in any “risk factor” section thereof (other than factual information contained therein) or in any section related to forward-looking statements to the extent that they are predictive or forward-looking in nature (other than factual information contained therein)), but only to the extent that the particular disclosure is reasonably sufficient on its face without further inquiry to inform Parent of the information required to be disclosed in respect of the applicable sections of this Agreement to avoid a breach under the representation and warranty or covenant corresponding to such sections or (ii) the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is reasonably sufficient on its face without further inquiry to inform Parent of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) delivered by the Company to Parent (the “Company Disclosure Letter”) immediately prior to execution of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

SECTION 3.1 Organization.  Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation or limited liability company duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization.  Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  A “Company Material Adverse Effect” means, any fact, circumstance, change or effect that has a material adverse effect on (i) the financial condition, results of operations, business, assets or liabilities (contingent or otherwise) of the Company and the Company Subsidiaries considered as a single enterprise, or (ii)  the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions provided, however, that no fact, circumstance, change or effect shall be included in the definition of Company Material Adverse Effect that (A) arises out of general political, economic or market conditions or general changes or developments in the industry in which the Company and its Subsidiaries operate that do not materially and disproportionately adversely affect the business, operations, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries considered as a single enterprise compared to businesses or entities operating in the same industry in which the Company and the Company Subsidiaries operate, (B) results from or is caused by acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof,  (C) any action taken by the Company or any of its Subsidiaries expressly authorized, permitted or required by this Agreement or with Parent’s prior written consent, (D) results from changes in Law or any applicable accounting regulations or principles or the interpretations thereof that do not materially and disproportionately adversely affect the business, operations, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries considered as a single enterprise compared to businesses or entities operating in the same industry in which the Company and the Company Subsidiaries operate, or (E) results from changes in the price or trading volume of the Company’s stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso).  Notwithstanding the foregoing, either the termination of the Distributorship Agreement, dated October 2, 2006, as amended on November 20, 2008 (the “Distributorship Agreement”), between Samsung Electronics Co., Ltd. (“Samsung”) and GVI Security Inc. or the written notification by Samsung of its intention to terminate the Distributorship Agreement shall be deemed to be a Company Material Adverse Effect.  The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 3.2 Capitalization.

The authorized capital stock of the Company consists of (i) 200,000,000 Shares and (ii) 3,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”).  As of the date hereof:  (A) 27,285,301 Shares were issued and outstanding, including 60,000 shares of Restricted Stock; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no Shares were held by the Company in its treasury; (D) there were outstanding Options to purchase 5,942,217 Shares and 957,782 Shares remained available for issuance under the Stock Plans; (E) there were outstanding Warrants to purchase 2,909,596 Shares and (F) there are no other shares of capital stock of the Company, Options, Warrants, subscriptions, calls, rights, convertible securities or other agreements (including any rights agreement) or commitments of any character to which the Company or a Company Subsidiary is a party relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, the Company issued, reserved for issuance or outstanding.  Such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.  Section 3.2 of the Company Disclosure Letter sets forth, as of the date hereof, each Option, Restricted Stock award and Warrant of the Company outstanding, the number of Shares issuable thereunder and the expiration date and the exercise or conversion price relating thereto.  Other than as set forth in Section 3.2 of the Company Disclosure Letter, the Company has not, subsequent to December 31, 2008, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock.  The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company.  Other than the Shares, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options and Warrants, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

SECTION 3.3 Authorization, No Conflict.

(a)           The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized and approved by the Company Board.  No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the Merger, for the approval of this Agreement by the holders of a majority of the issued and outstanding Shares (the “Required Company Stockholder Vote”).  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)           The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Offer, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, (iv) recommending that the holders of Shares approve this Agreement and (v) declaring that this Agreement is advisable.  Such resolutions are sufficient to render inapplicable to Parent and Merger Sub and this Agreement, the Offer, the Merger and the other Transactions the provisions of Section 203 of the DGCL.  The Company (acting through the compensation committee of the Company Board) has approved the arrangements between the Company and certain members of management of the Company set forth in Exhibit B and has determined that such management arrangements are (A) being entered into in connection with or as compensation for future employment services and (B) not based on the number of securities that are or may be tendered by any management employees in the Offer.

(c)           Other than as set forth in Section 3.3(c) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of or result in the loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (as defined in Section 3.4(b)) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, Contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, preliminary or other injunction or decree, (“Judgment”) or any statute, law, ordinance, rule or regulation (“Law”) applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had a Company Material Adverse Effect.

(d)           No consent, approval, order to authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority (a “Governmental Authority”) is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger (ii) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy or information statement relating to the Company Stockholders Meeting (as defined in Section 6.1(b)) (such proxy or information statement, as amended or supplemented from time to time, the “Proxy Statement” (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the “Information Statement”) in connection with the Offer and (D) such reports under Section 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder that may be required in connection with this Agreement and the Transactions, and (iii) compliance with the “blue sky” laws of various states.

SECTION 3.4 Subsidiaries

(a)           The Company Subsidiaries, their respective jurisdictions of organization and the Company’s percentage ownership therein are identified in Section 3.4(a) of the Company Disclosure Letter.  The Company has provided Parent with complete and correct copies of the certificates of incorporation and bylaws and all amendments thereto of the Company Subsidiaries as in effect on the date of this Agreement.  As used in this Agreement, (i) “Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; and (ii) “Person” means an individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

(b)           All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights.  There are no subscriptions, options, Warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary.  Except as set forth in Section 3.4(b) of the Company Disclosure Letter, there are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary.  Except for its interest in Company Subsidiaries, or as disclosed in Section 3.4(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, capital stock of, or other equity interests in, any Person, or any options, Warrants, rights or securities convertible, exchangeable or exercisable thereof.  As used in this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

SECTION 3.5 SEC Reports and Financial Statements.  (a) Since January 1, 2007, the Company has timely filed with or furnished the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed or furnished by the Company with the SEC.  As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the Securities Act, Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.  The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any Company Subsidiaries, on the other hand, occurring since January 1, 2007.  As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports.  To the knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)           The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).  The Company has not received any written advice or written notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and the Company Subsidiaries, any properties, assets, liabilities, revenues or expenses in any material respect.  Except as reflected in the consolidated balance sheet for the six months ended June 30, 2009 included in the Company Financial Statements or as set forth in Section 3.5(b) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than any liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2009 which would not, individually or in the aggregate be material to the Company or the Company Subsidiaries, taken as a whole.

(c)           With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since June 1, 2007, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications and management reports on internal control over financial reporting required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Exchange Act, and any related rules and regulations promulgated by the SEC, and the statements contained in such certifications and reports are complete and correct.

(d)           The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated by the SEC under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company and the Company Subsidiaries required to be disclosed in the Company’s reports filed or submitted under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.  Section 3.5(d) of the Company Disclosure Letter lists, and the Company has made available to Parent, complete and correct copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.  The Company is not aware of (a) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) or (b) any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e)           The Company is in compliance in all material respects with all current listing and corporate governance requirements applicable to it, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

SECTION 3.6 Absence of Material Adverse Changes, etc.  Since December 31, 2008, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and between December 31, 2008 and the date of this Agreement, there has not been or occurred:

(a)           any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

(b)           any event, condition, action or occurrence that if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b).

SECTION 3.7 Litigation.  There are no (i) suits, actions, claims, Judgments or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party; or  (ii) Judgments of any Governmental Authority or arbitrator outstanding against the Company or any of the Company Subsidiaries, in either case, which individually or in the aggregate are material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.8 Information Supplied.  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the holders of Shares or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9, the Information Statement and the Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement.

SECTION 3.9 Broker’s or Finder’s Fees.  Except for Imperial Capital, LLC (the “Company Financial Advisor”) pursuant to the terms and conditions of the engagement letter, dated as of June 23, 2009 (the “Engagement Letter”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

SECTION 3.10       Employee Plans. (a) Section 3.10(a) of the Company Disclosure Letter sets forth all Company Employee Benefit Plans.  As used in this Agreement, “Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”) with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof and under which the Company or any Company ERISA Affiliate would reasonably be expected to have any material liability.  As used in this Agreement, “Employee Benefit Plan” means any material plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, relating to pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit or any other similar employee benefits.

(b)           With respect to each Company Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of (i) each currently effective written Company Employee Benefit Plan (or a description of any non-written Company Employee Benefit Plan) and all amendments thereto, if any, (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any, (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists, (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, and (v) all material notices relating to liabilities for benefits given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan.  The Company has no express or implied commitment (i) to create or incur liability with respect to or cause to exist any employee benefit plan, program or arrangement other than a Company Employee Benefit Plan listed in Section 3.10(a) of the Company Disclosure Letter, or (ii) to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification or change required by ERISA or the Code.

(c)           Each Company Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Company Employee Benefit Plan”) has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked (or if not determined to be so qualified, such Company Employee Benefit Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by Law), and to the Company’s knowledge, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any liability, penalty or tax under ERISA or the Code.

(d)           Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in material compliance with all applicable provisions of ERISA and the Code.  All contributions required to be made to any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Available Company SEC Documents which are publicly available prior to the date of this Agreement.

(e)           Neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan.  To the knowledge of the Company, no prohibited transaction has occurred with respect to any Company Employee Benefit Plan.

(f)           Neither the Company nor any Company ERISA Affiliate has, at any time during the last six years, sponsored, contributed to or been obligated to contribute to any pension plan subject to Title IV of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g)           No Company Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA, other than a severance or termination pay plan or arrangement, provides benefits or coverage following retirement or other termination of employment other than as required by Part 6 of Subtitle 13 of Title 1 of ERISA or Section 4980B of the Code or under a similar state Law, or claims incurred on or before the end of the month on or immediately following the termination date of any employee.

(h)           Other than as set forth in Exhibit B or Section 3.10(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise tax under section 4999 of the Code, (iii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan, (iv) result in the acceleration of the time of payment, funding or vesting of any such benefits to any material extent, or (v) result in a deduction limitation under Section 162(m) of the Code.

(i)           As used in this Agreement, “ERISA” means the Employee Retirement Income Securities Act of 1974, as amended; and the rules and regulations promulgated thereunder.

(j)           Section 3.10(j) of the Company Disclosure Letter sets forth each Employee Benefit Plan that is subject to Section 409A of the Code (“Non-Qualified Deferred Compensation Plan”).  Each Non-Qualified Deferred Compensation Plan has been maintained and operated on a good-faith, reasonable basis under Section 409A of the Code.

SECTION 3.11       Opinion of Financial Advisors.  The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Offer Price is fair, from a financial point of view, to holders of the Shares (other than parties to the Support Agreements) in connection with the Transactions.  The Company has provided complete and correct copies of such opinions to Parent (for informational purposes only) and has obtained authorization from the Company Financial Advisors for the Company’s inclusion of such opinions in the Schedule 14D-9.  Such opinion has not been amended or rescinded.

SECTION 3.12       Taxes.

(a)           Except as set forth on Section 3.12 of the Company Disclosure Letter, each of the Company and each Company Subsidiary has timely filed all material Tax Returns  required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all material respects.  Except as set forth on Section 3.12 of the Company Disclosure Letter, all material Taxes due and owing by the Company and the Company Subsidiaries (whether or not shown or required to be shown as due on such Tax Returns) have been timely paid in full and the Company and each Company Subsidiary has made adequate provision on the Company Financial Statements for all accrued Taxes not yet due and payable.  The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2008 are adequate to cover all Taxes accruing through such date.  There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Liens for real and personal property Taxes not yet due and payable.

(b)           The Company and each Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid, including sales and use Taxes and Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 (or any other applicable form) required with respect thereto have been properly completed and timely filed.

(c)           There is no claim, assessment, audit, action, suit, proceeding or investigation currently in progress or pending, or to the Company’s knowledge, proposed or threatened, against or with respect to the Company or any Company Subsidiary in respect of any material Tax or material Tax asset, and neither the Company nor any Company Subsidiary has entered into a closing agreement pursuant to Section 7121 of the Code (or similar provision of state, local or foreign Law).  No written claim has ever been made by any Governmental Authority that the Company or any of its Subsidiaries is or may be subject to any material Tax in a jurisdiction in which it does not file Tax Returns.

(d)           Neither the Company nor any Company Subsidiary has been a party to or otherwise participated in a “reportable transaction” within the meaning of Treas. Reg.  Sec. 1.6011-4(b).

(e)           Neither the Company nor any Company Subsidiary is a party to any Tax sharing or allocation agreement, Tax indemnity obligation or similar agreement, plan, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(f)           The Federal income Tax Returns of the Company and the Company Subsidiaries have been examined by and settled with the United States Internal Revenue Service or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before December 31, 2004 and neither the Company or any Company Subsidiary has given nor been requested in writing to give waivers or extensions of any statute of limitations relating to the payment of Taxes.

(g)           Neither the Company nor any Company Subsidiary has (a) been a member of an affiliated group filing a consolidated Federal income Tax Return (other than a group the common parent of which was the Company) or (b) any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by Contract, Law or otherwise.

(h)           Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution qualifying or intended to qualify under Section 355(a) of the Code.

(i)           The Company is not a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

(j)           As used in this Agreement “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by any Federal, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto.  As used in this Agreement, “Tax Return” means any report, return, statement, declaration or other written information supplied or required to be supplied to a taxing or other Governmental Authority in connection with Taxes, including all schedules, exhibits and other attachments thereto.

SECTION 3.13       Environmental Matters.

(a)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i)           The Company and the Company Subsidiaries have been and are otherwise in compliance with all applicable Environmental Laws and there are no pending or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under any Environmental Law.

(ii)           To the knowledge of the Company, there are no conditions on any real property owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(iii)           All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations.

(b)           As used in this Agreement, (i) “Environmental Laws” means any Federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law and (ii) “Hazardous Substance” means (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by RCRA, and (c) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable Law of any applicable Governmental Authority relating to or imposing liability or standards of conduct pertaining thereto.

SECTION 3.14       Compliance with Laws.

(a)           The Company and each of the Company Subsidiaries is in compliance in all material respects with any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law.

(b)           The Company and the Company Subsidiaries have all material registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory’ authorizations (“Authorizations”) from Governmental Authorities required to conduct their respective businesses as now being conducted.  All Authorizations are in full force and effect, the Company and its Subsidiaries are in compliance in all material respects with the terms of each Authorization.

(c)           Except for the matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, neither the Company, the Company Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of the Company Subsidiaries has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the last three (3) years, neither the Company nor any of the Company Subsidiaries has received any communication that alleges that the Company or any of the Company Subsidiaries, or any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, or may be, in violation of, or has, or may have, any material liability under, the FCPA which has not been resolved.

SECTION 3.15       Intellectual Property.  Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, either the Company or a Company Subsidiary owns free and clear of all Liens except Permitted Liens (as defined in Section 3.19(a)), or is licensed to use and transfer, subject to any existing licenses or other grants to third parties, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property Rights”).  Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, (a) there are no pending or to the knowledge of the Company, threatened, (i) claims by any Person, alleging infringement, misappropriation, unauthorized use, violation or dilution by the Company or the Company Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Company Intellectual Property Rights and (ii) claims by the Company or its Subsidiaries alleging infringement, misappropriation, unauthorized use, violation or dilution by a third party of any Company Intellectual Property Rights; (b) no Company Intellectual Property Right will terminate or cease to be a valid right of the Company or the Company Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger; and (c) the Company has not granted any license, sublicenses or any other rights in, to or under the Company Intellectual Property Rights.  As used in this Agreement, “Intellectual Property” means all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property and intellectual property rights of any kind or nature, including any applications or registrations therefor.

SECTION 3.16       Employment Matters.  Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries.  As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries.    Each individual providing services to the Company has been properly characterized and treated as being either an employee or an independent contractor.

SECTION 3.17       Insurance.  The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance).  All such insurance policies are in full force and effect and all related premiums have been paid to date.

SECTION 3.18       Material Contracts.

(a)           Except for this Agreement and except as disclosed in Section 3.2 or Section 3.18 of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is a party to or bound by (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC; (ii) any Contract containing covenants binding upon the Company or any Company Subsidiary that materially restricts the ability of the Company or any Company Subsidiary (or which, following the consummation of the Offer or Merger, could materially restrict the ability of the Parent or the Surviving Corporation) to compete in any business that is material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement, or with any person or in any geographic area, except for any such Contract that may be canceled without penalty by the Company or any Company Subsidiary upon notice of 60 days or less; (iii) any Contract with respect to a material joint venture or material partnership agreement (excluding information technology Contracts); (iv) any Contract with any director, officer or affiliate of the Company or any Company Subsidiary (other than any Company Employee Benefit Plan); (v) any Contract for the acquisition, disposition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise); (vi) any employment, deferred compensation, severance, bonus, retirement or other similar agreement entered into by the Company or any Company Subsidiary, on the one hand, and any director or officer of the Company or any other employee of the Company or any Company Subsidiary receiving annual cash compensation of $50,000 or more, on the other hand; (vii) any Contract, other than Leases, contemplating payments by the Company or any Subsidiary of more than $50,000 in any calendar year; (viii) any Contract relating to indebtedness for borrowed money, the deferred purchase price of property or service, any credit agreement, note, bond, mortgage, debenture or other similar instrument, any letter of credit or similar facilities or any obligation to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any Warrants, rights or options to acquire such capital stock, or any guarantee with respect to an obligation of any other person; and (ix) each amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing contracts.  Each such Contract described in clauses (i) through (ix) is referred to herein as a “Company Material Contract.”  “Contract” means any agreement, contract, obligation, arrangement, undertaking or other commitment that is legally binding (whether written or oral).

(b)           The Company has made available to Parent true, correct and complete copies of all Company Material Contracts.  Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.  There is no default under any Company Material Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, each other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or, to the knowledge of the Company, each other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.19       Properties.

(a)           The Company or one of its Subsidiaries has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens.  “Permitted Liens” means (i) such Liens as are set forth in Section 3.19(a) of the Company Disclosure Letter, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith, (v) Liens disclosed in the Company Financial Statements or the notes thereto, (vi) recorded or unrecorded easements, covenants, restrictions, rights-of-way, zoning, building restrictions and other similar matters, (vii) landlord’s or lessor’s liens under leases to which the Company or a Company Subsidiary is a party, and (viii) other imperfections of title, licenses or Liens, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b)           Each material lease or license pursuant to which the Company and the Company Subsidiaries leases or licenses any real property (collectively, the “Leases”) is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect.  There is no material breach or default under any Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto.  To the knowledge of the Company, no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or default under any Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto.  The Company or one of its Subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder.

(c)           Neither the Company’ nor any of the Company Subsidiaries owns in fee any real property.

SECTION 3.20       State Takeover Statutes. The Company Board has taken all actions necessary so that no anti-takeover statute or regulation under the DGCL or other applicable Laws of the State of Delaware shall be applicable to the execution, delivery or performance of this Agreement, the consummation of the Offer, the Merger and the Transactions.

SECTION 3.21       Required Vote of the Company Stockholders.  The affirmative vote of the holders of the outstanding Shares, voting together as a single class, representing at least a majority of all the votes then entitled to be cast at a meeting of stockholders, is the only vote of holders of any class of securities of the Company which is required to approve and adopt this Agreement, the Merger and the Transactions.

SECTION 3.22       Interested Party Transactions.  Except for employment-related Contracts filed or incorporated by reference as an exhibit to a Company SEC Report or Company benefit plans, Section 3.22 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which the Company or any Company Subsidiary has any existing or future material liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (i) present executive officer (as defined pursuant to Section 16 of the Exchange Act) or director of either the Company or any of its Subsidiaries or any Person that has served as such an executive officer (as defined pursuant to Section 16 of the Exchange Act) or director within the last two (2) years or any of such officer’s or director’s immediate family members or any affiliate of any such officer, director or any immediate family member of any such officer or director, (ii) record or beneficial owner of more than 5% of the Shares as of the date hereof or any of such owner’s immediate family members or any affiliate of any such owner or any such owner’s immediate family member.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

SECTION 4.1 Organization.  Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of Parent and Merger Sub has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  A “Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger and the other Transactions.  The copies of the certificate of incorporation and bylaws of Parent and Merger Sub that have been provided to the Company are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 4.2 Merger Sub: Ownership of Shares.  Merger Sub is a direct, wholly-owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions.  Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.  Neither Parent, nor Merger Sub, nor any of their affiliates (including the investment funds providing the Equity Commitment Letter described in Section 4.6 but excluding any portfolio companies), owns (directly or indirectly) any Shares or holds any rights to acquire any Shares except pursuant to this Agreement.

SECTION 4.3 Authorization: No Conflict.

(a)           Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective boards of directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)           Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the Transactions nor compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of Parent, Merger Sub or any subsidiary of Parent other than Merger Sub (the “Parent Subsidiaries”), (ii) result in a violation or breach of or conflict with any provisions of or result in the loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent, Merger Sub or any of the Parent Subsidiaries, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent, Merger Sub or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any Judgment or Law applicable to Parent, Merger Sub or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) the filing with the SEC of the Offer Documents and such reports under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, and (iii) such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4 Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading and (ii) the Proxy Statement will, at the date it is first mailed to the holders of Shares or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

SECTION 4.5 Absence of Litigation.  There are no (i) suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Parent, threatened, to which Parent or Merger Sub is a party or (ii) Judgments of any Governmental Authority or arbitrator outstanding against Parent or Merger Sub, which individually or in the aggregate, are material to Parent and Merger Sub, taken as a whole.

SECTION 4.6 Availability of Funds.  Parent has delivered to the Company a true and complete copy of the Equity Commitment Letter.  The Equity Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, and the commitments contained in the Equity Commitment Letter have not been withdrawn or rescinded in any respect.  The Equity Commitment Letter is in full force and effect and is the valid, binding and enforceable obligations of Parent and the other parties thereto.  There are no conditions precedent or other contingencies relating to the funding of the full amount of the Commitment, other than as set forth in or contemplated by the Equity Commitment Letter.  Subject to the terms and conditions of the Equity Commitment Letter, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Equity Commitment Letter will be sufficient to accept for payment and pay for any Shares pursuant to the Offer and consummate the Merger and the other Transactions, to make all other payments contemplated under this Agreement and to pay all fees and expenses associated therewith unless otherwise provided in this Agreement.

SECTION 4.7 Other Agreements or Understandings.  Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any affiliate of Parent, on the one hand, and any member of the Board of Directors or management of the Company or any person that owns 5% or more of the shares or of the outstanding capital stock of the Company, on the other hand.

SECTION 4.8 No Additional Representations.  Parent acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.  Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Available Company SEC Documents), and, in the absence of fraud, neither the Company nor any other person shall be subject to any liability to Parent or any other person resulting from the Company’s making available to Parent or Parent’s use of such information or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in any virtual or actual data room, management presentations or in any other form in connection with Transaction.  Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projections or forecasts relating to the Company or any of its Subsidiaries.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1 Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing  with respect to the actions specified in clause (a) below or except as expressly permitted or required pursuant to this Agreement:

(a)           The businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and the Company and the Company Subsidiaries shall use their respective reasonable best efforts to maintain and preserve intact their respective business organizations and to maintain their significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them, and

(b)           Without limiting the generality of the foregoing Section 5.1(a), except as set forth in Section 5.1 of the Company Disclosure Letter and as contemplated by this Agreement, the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following without Parent’s prior written consent:

(i)            Other than inventory sold in the usual and ordinary course of business and consistent with past practice (A) acquire, sell, lease, transfer or dispose of, or subject to any Lien other than a Permitted Lien, any assets, rights or securities that are material to the Company and the Company Subsidiaries, considered as a single enterprise, or (B) terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement;

(ii)           acquire by merging or consolidating with or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iii)           amend or propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents, except for such amendments to its certificate of incorporation, bylaws and other comparable charter or organizational documents that would not have an adverse effect on the Offer, the Merger and the other Transactions;

(iv)           declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v)           purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, Warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) the relinquishment of shares by former or current employees and directors of the Company in payment of withholding Tax upon the vesting of Restricted Stock or (y) the cashless or net exercise of Options or Warrants;

(vi)           split, combine or reclassify any outstanding shares of its capital stock;

(vii)           except for the Shares issuable upon exercise or conversion of Options or Warrants outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement), and the vesting of Restricted Stock awards granted prior to the execution of this Agreement, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, Warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(viii)         incur any indebtedness for borrowed money, guarantee any such indebtedness of another Person or issue or sell any debt securities other than drawings under that certain Credit and Security Agreement dated as of November 20, 2007 between GVI Security Inc. and Wells Fargo Bank, National Association, as amended by First Amendment dated May 5, 2008, Second Amendment dated January 30, 2009, and Third Amendment dated July 31, 2009, in the ordinary course of business in amounts and timing consistent with past practice;

(ix)           make any loans or advances, except to or for the benefit of the Company Subsidiaries;

(x)           except to the extent required in a written contract or agreement in existence as of the date of this Agreement or contemplated by Exhibit B, (A) grant or increase any severance or termination pay to any current or former director, executive officer or employee of the Company or any Company Subsidiary, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, or (G) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.10(h) (without regard to whether the Transactions are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement;

(xi)           execute or amend in any material respect any material employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (in each case, other than as required by existing employee benefit plans or employment agreements or by applicable Law);

(xii)           make any changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; make, change or rescind any Tax election; make any change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, surrender the right to any refund of Taxes or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material Tax liability;

(xiii)         settle, compromise or otherwise resolve any litigation or other legal proceedings outside the ordinary course of business consistent with past practice as would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in the Company Financial Statements;

(xiv)         other than in the ordinary and usual course of business and consistent with past practices, pay or discharge any claims, Liens or liabilities involving more than $50,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xv)           make or commit to make capital expenditures exceeding by $50,000 or more the aggregate budgeted amount set forth in the Company’s fiscal 2009 capital expenditure plan previously provided to Parent;

(xvi)         (A) enter into, extend, terminate or amend any Company Material Contract or (B) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to after the Effective Time, materially limit or restrict the Parent or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

(xvii)        adopt a plan or agreement or complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(xviii)       enter into any new line of business outside of its existing business segments; or

(xix)          take or agree in writing or otherwise to take any of the actions precluded by Sections 5.1 (a) or (b).

SECTION 5.2 Consultation Rights.  It being understood that the Company wants to preserve the marketability, viability and competitiveness of the businesses of the Company and the Company Subsidiaries, subject to Section 5.3 and applicable Law (including the U.S.  antitrust Laws), the Company agrees that, after the date of this Agreement and until the Acceptance Time, the Company shall consult with the representative(s) that Parent identifies regarding the Company’s significant strategic and operational initiatives, including buying, merchandising, marketing, sourcing, and planning, and consider in good faith any proposals made by Parent’s representative(s).

SECTION 5.3 No Right to Control Company Pre-Acceptance Time. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Acceptance Time Prior to the Acceptance Time, the Company’ and the Company Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and properties.

SECTION 5.4 Restricted Actions.  From and after the date hereof and prior to the earlier of the Effective Time or the Termination Date, and except (i) as may be otherwise required by applicable Law or (ii) as expressly contemplated or permitted by this Agreement, no party shall take, or permit any of its affiliates to take, any action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of such party from obtaining any necessary approvals of any Governmental Authority required for the Transactions, performing its covenants and agreements under this Agreement or consummating the Transactions or otherwise materially delay or prohibit consummation of the Merger or the other Transactions.

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.1 Preparation of Proxy Statement, Stockholders Meetings.

(a)           If the adoption of this Agreement by the holders of Shares is required by Law, the Company shall, at Parent’s request, as soon as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto.  Parent and its counsel shall be given reasonable opportunity to review and comment upon the Proxy Statement and any amendments thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company, or any of its representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement.  If at any time prior to receipt of the Required Company Stockholder Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Shares as promptly as practicable after filing with the SEC.

(b)           If the adoption of this Agreement by the holders of Shares is required by Law, the Parent shall cause the stockholders of the Company to take action by written consent of the holders of a majority of the Shares to obtain the Required Company Stockholder Vote, provided that if the Required Company Stockholder Vote can not be effected in such manner, then at Parent’s request, as soon as practicable following the expiration of the Offer, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Required Company Stockholder Vote, regardless of whether the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement, the Merger or the other Transactions.  The Company shall, through the Company Board, recommend to its stockholders that they give the Required Company Stockholder Vote; provided that the Company Board may withdraw or modify such recommendation to the extent permitted under Section 6.7(b).  Unless the Company Board has withdrawn its recommendation of this Agreement, the Merger or the other Transactions in compliance with Section 6.7(b), the Company shall use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of the holders of Shares required by applicable Law to effect the Merger (including retaining, at its sole expense, a proxy solicitation firm selected by Parent to act as a proxy solicitor).  Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, which shall not be unreasonably withheld or delayed (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Shares prior to the Company Stockholders Meeting).  Notwithstanding the foregoing, if Parent, Merger Sub and any other Parent Subsidiary shall collectively acquire at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

(c)           Parent shall cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent, Merger Sub or any Parent Subsidiary to be voted in favor of the adoption of this Agreement.

(d)           Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any event or change that is required to be set forth in an amendment or supplement to the Offer Documents, the Schedule 14D-9 and/or the Proxy Statement, such party shall promptly inform the other parties thereof and each of the parties shall cooperate in the preparation, filing with the SEC and (as and to the extent required by applicable Federal securities Laws) dissemination to the Company’s stockholders of such amendment or supplement.

SECTION 6.2 Employee Benefit Matters.

(a)           Parent agrees to honor in accordance with their terms all Company Employee Benefit Plans and all employment and severance agreements in each case listed in Section 6.2 of the Company Disclosure Letter or filed as exhibits to the Available Company SEC Documents and all accrued benefits vested thereunder; it being understood and agreed that, subject to Section 6.2(b), nothing in this Section 6.2(a) shall prevent Parent from amending or terminating any Company Employee Benefit Plan or other agreement in accordance with its terms and applicable Law.

(b)           For six months following the Effective Time, Parent agrees to provide employees of the Company and the Company Subsidiaries with employee benefits in the aggregate no less favorable than those benefits currently provided by the Company and the Company Subsidiaries to such employees; provided, however, any equity-based plan, stock purchase plan, defined benefit pension plan, or retiree health and welfare plan shall be excluded for purposes of comparability hereunder; provided further notwithstanding the foregoing, nothing herein shall require the continuation of any Employee Benefit Plan or prevent the amendment or termination thereof if otherwise required in accordance with its terms and applicable Law (subject to the maintenance, in the aggregate, of the benefits as provided herein); provided further that Parent shall be under no obligation to retain any employee or group of employees of the Company or the Company Subsidiaries other than as required by applicable Law or an employment agreement listed in Section 6.2 of the Company Disclosure Letter or filed as an exhibit to the Available Company SEC Documents.

SECTION 6.3 Public Statements.  Subject to Section 6.7, the Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading market.

SECTION 6.4 Standard of Efforts.  Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) obtaining all consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Offer, the Merger and the other Transactions, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by a Governmental Authority, (iii) the obtaining of all necessary consents from third parties, (iv) contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Offer, the Merger or the other Transactions and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case which appear in any material filing (including the Offer Documents, the Schedule 14D-9 and the Proxy Statement) made in connection with the Transactions.  The Company, Parent and Merger Sub agree that they shall consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities.  Notwithstanding the foregoing, the Company and the Company Board shall not be restricted from taking any action permitted by Section 6.7(b) or (c).

SECTION 6.5 Notification of Certain Matters.  The Company agrees to give prompt notice to Parent and Merger Sub of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions or (ii) any notice from any Governmental Authority in connection with the Transactions.  Each of Parent and Merger Sub agrees to give prompt notice to the Company of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions or (ii) any notice from any Governmental Authority in connection with the Transactions.  In no event shall the delivery of a notice by a party pursuant to this Section 6.5 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 6.6 Access to Information, Confidentiality.

(a)           The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access during normal business hours from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request.  Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable notice to the Company; provided, however, that any such investigations shall be conducted under the supervision of appropriate personnel of the Company and in a manner as not to unreasonably interfere with or disrupt the normal operation of the business of Company.

(b)           The provisions of the Confidentiality Agreement dated May 8, 2009, between GenNx360 Management Company, LLC and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms.

SECTION 6.7 No Solicitation.

(a)           Immediately following the execution of this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, and shall cause each officer, director and employee of the Company or of any of the Company Subsidiaries to, and shall cause each financial advisor, attorney and other advisor or representative of the Company or any of the Company Subsidiaries to, cease any solicitations, discussions and negotiations with any Person (other than Parent and Merger Sub) that has made or has indicated an intention to make a Takeover Offer (as hereinafter defined) with respect thereto, and the Company shall request the prompt return or destruction of all confidential information previously furnished to such Person in connection therewith.  From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director or employee of the Company or of any of the Company Subsidiaries to nor shall it authorize any financial advisor, attorney or other advisor or representative of the Company or any of the Company Subsidiaries to directly or indirectly, (i) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal, (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement–in–principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), (iii) participate or engage in or continue any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal (other than to state that they are not permitted to have such discussions and refer to this Agreement); (iv) release any Person from, fail to enforce to the fullest extent possible, or modify or waive any applicable provision of any applicable confidentiality, standstill or similar agreement; or (v) resolve to propose or agree to do any of the foregoing;  provided, however, that prior to the Acceptance Time, in response to an unsolicited written Takeover Proposal from a third party that did not result from a breach of this Agreement or any standstill or similar agreement and that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside counsel) is, or could reasonably be expected to result in or lead to, a Superior Proposal and that the failure to take such action would be inconsistent with the Company Board’s obligations under applicable Law, including its fiduciary duties to the Company’s stockholders, the Company and its representatives may, after providing at least forty-eight (48) hours advance written notice to Parent, (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement in customary form that is no less favorable to the Company than the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 6.7); provided that such confidentiality agreement shall include standstill provisions and other covenants at least as restrictive as the provisions and covenants in the Confidentiality Agreement, such confidentiality agreement shall not include any provision calling for an exclusive right to negotiate with the Company and the Company shall concurrently provide to Parent all non-public information delivered to such Person that was not previously provided to Parent; and (y) conduct such additional discussions as the Company Board shall determine (including solicitation of a revised Takeover Proposal).  The Company shall cause its officers, directors and key employees and its investment bankers, attorneys and other representatives to abide by the provisions of this Section 6.7(a), and any breach thereof by any such persons shall constitute a breach thereof by the Company.

(b)           Notwithstanding the provisions of Section 6.7(a), at any time prior to the Acceptance Time, the Company Board may, after providing at least twenty-four (24) hours advance written notice to Parent, (i) withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), the recommendation or declaration of advisability by the Company Board of this Agreement, the Offer, the Merger or the other Transactions; (ii) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal, or (iii) to the extent permitted pursuant to and in compliance with Section 8.1(e)(i), authorize and allow the Company to enter into a letter of intent, agreement-in-principle or binding written agreement concerning a transaction that constitutes a Superior Proposal; provided that in each case (x) the Company Board determines in good faith (after receiving the advice of its financial advisor and outside counsel) that the failure to take such action would be inconsistent with the Company Board’s obligations under applicable Law, including its fiduciary duties to the Company’s stockholders, (y) no such action may be taken in the absence of a Superior Proposal, and (z) during the twenty-four (24) hour advance notice period referred to above the Company shall have negotiated in good faith with Parent and Merger Sub (to the extent Parent and Merger Sub desire to negotiate) to make adjustments to the terms and conditions of this Agreement so that the Takeover Proposal no longer constitutes a Superior Proposal.

(c)           Nothing contained in this Section 6.7 shall prohibit the Company or the Company Board from (i) taking and disclosing to the holders of Shares a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the holders of Shares, if in the good faith judgment of the Company Board (after consultation with outside counsel), failure to do so would be inconsistent with its obligations under applicable Law, including the Company Board’s duties of good faith and candor to the holders of Shares; provided that the Company Board shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender or exchange offer unless the Company Board, determines in good faith (after receiving the advice of its financial advisor) that such Takeover Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the Company Board’s, obligations under applicable Law, including its fiduciary duties to the Company’s stockholders.

(d)           For purposes of this Agreement:

(i)           “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act) (other than Parent, Merger Sub or any of their affiliates) relating to any direct or indirect acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, business combination, asset acquisition, tender offer, exchange offer or other similar transaction (whether in a single transaction or series of related transactions) involving (A) the assets or businesses that constitute or represent 20% or more of the total revenue, operating income, or assets of the Company and its Subsidiaries, taken as a whole, or (B) 20% or more of the outstanding Shares or any other Company capital stock or capital stock of or other equity or voting interests in, any of the Company’s Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the Transactions.

(ii)          “Superior Proposal” means any bona fide, unsolicited written offer that is obtained after the date hereof and that did not result from a breach of this Agreement or any standstill or similar agreement involving (A)(x) any transaction that results in the holders of Shares immediately before such transaction ceasing to own directly or indirectly at least 50% of the voting securities of the ultimate parent entity resulting from such transaction or (y) any sale of all or substantially all of the assets of the Company, or (B) a direct or indirect merger, consolidation, reorganization, share exchange, recapitalization, liquidation, business combination, tender offer, exchange offer or other similar transaction, that in the case of each of clauses (A) and (B), provides for consideration to the holders of Shares immediately before such transaction consisting of cash, securities or both cash and securities (it being understood that securities retained by the holders of Shares be included for purposes of this determination), and is on terms that the Company Board determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the ability to finance the proposal and other aspects of the proposal that the Company Board, deems relevant, (1) would, if consummated, result in a transaction that is more favorable to the holders of Shares from a financial point of view than the Transactions (including the terms of any proposal by the Parent to modify the terms of the Transactions) and (2) is reasonably capable of being completed on the terms proposed.

(e)           In addition to the other obligations of the Company set forth in this Section 6.7, the Company shall promptly (and in any event within forty-eight (48) hours) advise Parent orally and in writing of any request for information with respect to any Takeover Proposal, or any inquiry or request for discussion with respect to, or which could reasonably be expected to result in, a Takeover Proposal, the material terms and conditions of such Takeover Proposal, and the identity of the Person making the same, and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such Takeover Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Takeover Proposal) and of the status of any such discussions or negotiations.

SECTION 6.8 Indemnification and Insurance.

(a)           Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or an employee of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and listed on Section 3.18(a)(iv) of the Company Disclosure Letter, copies of which have been provided to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time, and shall remain in full force and effect during such period (for the avoidance of doubt, nothing in this Agreement shall require, limit or restrict the Surviving Corporation to provide indemnification to any person with respect to actions or omissions occurring on and after the Effective Time).

(b)           For six years after the Effective Time, to the full extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall jointly and severally indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.

(c)           Parent shall cause the Surviving Corporation to maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time, provided that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six—year period as much coverage as reasonably practicable for the Maximum Amount.  Parent shall have the right to cause coverage to be extended under the D&O insurance by obtaining a six—year “tail” policy on terms and conditions no less advantageous than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.8(c).

(d)           The obligations of Parent and the Surviving Corporation under this Section 6.8 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.8 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8, each of whom may enforce the provisions of this Section 6.8).

(e)           If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.8.

SECTION 6.9 Section 16 Matters.  Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.4 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 6.10 Directors.

(a)           Subject to applicable Law, promptly upon the Acceptance Time and as long as Parent directly or indirectly beneficially owns not less than a majority of the issued and outstanding Shares, Merger Sub shall be entitled to designate such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, that is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) the number of Shares beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by Merger Sub or any other subsidiary of Parent bears to (ii) the total number of shares of Shares that are issued and outstanding, and the Company shall, at such time, use its reasonable best efforts to cause Merger Sub’s designees to be so elected (in furtherance of the foregoing, if requested by Parent or Merger Sub after the Acceptance Time but prior to the Effective Time, the Company shall use its commercially reasonable efforts to cause (x) a corresponding increase in the size of the Company Board and/or (y) a corresponding number of directors of the Company to tender their resignations as directors, effective as of date of such request, and to deliver to Parent written evidence of such resignation); provided, however, that in the event that Merger Sub’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company or any Company Subsidiary (the “Independent Directors”); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Directors shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, any Company Subsidiary, Parent or Merger Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.  At such time, the Company shall also, upon request of Parent, cause such persons designated by Parent to constitute at least the same percentage (rounded up to the nearest whole number) as is on the Company Board on (i) each committee of the Company Board, subject to compliance with applicable securities Laws, and (ii) each board of directors (or similar body) of each Company Subsidiary and each committee of such board (or similar body).  In connection with the foregoing, the Company shall promptly, at the option of Merger Sub, use its reasonable best efforts to either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board as provided above.  The provisions of this Section 6.10(a) are in addition to, and shall not limit, any rights that Parent or Merger Sub may have as record holders or beneficial owners of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b)           The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly use its reasonable best efforts to take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6.10 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 6.10.  Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself, Merger Sub and their respective nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

(c)           Following the election or appointment of Parent’s designees pursuant to Section 6.10, the approval by affirmative vote or written consent of all of the Independent Directors then in office (or, if there shall be only one Independent Director then in office, the Independent Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall, unless otherwise required by Law, be required or permitted to authorize) (i) any amendment or termination of this Agreement by the Company, (ii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub or (iii) any waiver or exercise of any of the Company’s rights under this Agreement.

SECTION 6.11 Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).

SECTION 6.12 Takeover Statute.  If any takeover statute shall become applicable to the Offer, the Merger, or the Transactions after the date of this Agreement, each of the Company and Parent and the members of the Company Board and Parent’s board of directors shall grant such approvals and take such actions as are reasonably necessary so that the Offer, the Merger, and the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such Law on the Offer, the Merger, and the Transactions.  Nothing in this Section 6.12 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or a waiver of any of the Company's rights under, any other provision of this Agreement.

SECTION 6.13 Rule 14d-10(d) Matters.  Prior to the Acceptance Time, the Company (acting through the compensation committee of the Board of Directors) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or the Company’s Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is to be paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

ARTICLE VII
CONDITIONS

SECTION 7.1 Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a)           Stockholder Approval.  If required by Law, this Agreement shall have been adopted by the Required Company Stockholder Vote.

(b)           No injunctions or Restraints.  No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof; provided that the party seeking to assert this condition shall have used those efforts required hereunder to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition.

SECTION 7.2 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the conditions that Merger Sub shall have accepted Shares for payment pursuant to the Offer.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination.  This Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

(a)           by mutual written consent of Parent, Merger Sub and the Company;

(b)           by either the Company or Parent, if (i) Merger Sub shall not have accepted for payment the Shares validly tendered and not validly withdrawn pursuant to the Offer in accordance with the terms thereof on or prior to December 31, 2009 (the “Outside Date”); or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement under either clause of this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the proximate cause of the event specified in such clause;

(c)           by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition making the Merger illegal or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used those efforts required hereunder (including under Section 6.4) to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition;

(d)           by Parent prior to the Acceptance Time, if:

(i)           (A) the Company Board shall have withdrawn (or amended or modified in a manner adverse to Parent or Merger Sub) the recommendation or declaration of advisability by the Company Board, of this Agreement, the Offer, the Merger or the other Transactions, (B) the Company Board shall have failed to recommend to the holders of Shares that they accept the Offer, or (C) the Company Board shall have failed to reconfirm the recommendation or declaration of advisability by the Company Board of this Agreement, the Offer, the Merger or the other Transactions within three business days after the receipt of a written request from Parent that it do so if such request is made following the making by any Person of a Takeover Proposal (which reconfirmation request may be made by Parent only once with respect to each Takeover Proposal); or

(ii)           the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Exhibit A and (B) is incapable of being cured or has not been cured by the Company within 20 business days after written notice has been given by Parent to the Company of such breach or failure to perform; or

(e)           by the Company, if

(i)           prior to the Acceptance Time, (A) the Company is in compliance with its obligations under Section 6.7, (B) the Company Board has received a Superior Proposal, (C) the Company Board concurrently approves, and the Company concurrently with the termination of this Agreement enters into, a definitive agreement providing for the implementation of such Superior Proposal and (D) the Company prior to, or concurrently with, such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.3(a) or Section 8.3(b); or

(ii)           Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) has had or would reasonably be expected to have a Parent Material Adverse Effect, and (B) is incapable of being cured or has not been cured by Parent within 10 business days after written notice has been given by the Company to Parent of such breach or failure to perform.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 8.2 Effect of Termination.  Upon the termination of this Agreement pursuant to Section 8.1 (“Termination Date”), this Agreement shall forthwith become null and void except for the provisions of (i) Section 8.3, (ii) the last sentence of Section 6.5, (iii) Section 6.6(b), and (iv) Article IX, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any material breach of a covenant of this Agreement for any and all liabilities and damages incurred or suffered by the other parties as a result of such breach, which liabilities or damages incurred or suffered by the Company shall be deemed to include, notwithstanding Section 9.7 and without derogation from Section 9.10, liability to the Company (for the benefit of its stockholders) for amounts that would have been recoverable by the Company’s stockholders if all such stockholders brought an action against Parent and were recognized as intended third party beneficiaries hereunder notwithstanding the failure of the Offer or Merger to be consummated (as though the Company were its stockholders and regardless of any sale by any stockholder of any of its Shares), it being agreed, without limiting the generality of the foregoing, that any failure of Parent to satisfy the payment obligations hereunder upon satisfaction of the conditions set forth in Exhibit A or Sections 7.1 and 7.2, as applicable, will constitute a material breach of a covenant of this Agreement.  The Confidentiality Agreement shall not be affected by the termination of this Agreement.

SECTION 8.3 Fees and Expenses.

(a)           If this Agreement is terminated for any reason other than pursuant to Section 8.1(d)(i), Section 8.1(e)(i), or Section 8.1(e)(ii),  then all costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the Transactions shall be paid by the Company (the “Expense Reimbursement”) not later than one business day after termination of this Agreement; provided, however, that the Expense Reimbursement shall not exceed five-hundred thousand dollars ($500,000).

(b)           If this Agreement is terminated pursuant to Section 8.1(d)(i) or Section 8.1(e)(i), the Company shall promptly, but in no event later than one business day after termination of this Agreement, pay Parent or its designated affiliate a fee in immediately available funds of one-million dollars ($1,000,000).

(c)           Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

SECTION 8.4 Amendment.  Subject to Section 6.10, this Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the Transactions by the respective boards of directors or stockholders of the parties hereto; provided, however, that after any such approval by the holders of Shares, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.5 Waiver.  Subject to Section 6.10, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

SECTION 9.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)           if to the Company:

GVI Security Solutions, Inc.
2801 Trade Center Drive, Suite 120
Carrollton, TX 75007
Attention:  Steven E. Walin
    Joseph Restivo

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP
1114 Avenue of the Americas
New York, NY 10036
Attention:  Alison Newman
    Zev Bomrind
Fax:  (212) 479-6275

(b)           if to Parent or Merger Sub:

c/o GenNx360 Capital Partners
590 Madison Avenue
27th Floor
New York, New York 10022
Attention:  Matthew Guenther
Fax:  (212) 572-6472

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP
437 Madison Avenue
New York, NY 10022
Attention  Bradley C. Vaiana
   Bryan C. Goldstein
Fax:  (866) 402-1171

Notice so given shall (in the case of notice so given by mail or overnight courier) be deemed to be given when received and (in the case of notice so given by facsimile or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

SECTION 9.2 Representations and Warranties.  The representations and warranties contained in this Agreement shall not survive the Merger.

SECTION 9.3 Knowledge Qualifiers.  For purposes of this Agreement “to the knowledge of the Company” and similar phrases means the actual knowledge of the individuals listed on Section 9.3 of the Company Disclosure Letter after due inquiry.

SECTION 9.4 Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 9.5 Governing Law; Jurisdiction; Waiver of Jury Trial.  (a)  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)           Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or Federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Offer, the Merger or any of the other Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a state or Federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

(c)           Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

SECTION 9.6 Counterparts; Facsimile Transmission of Signature.  This Agreement may be executed and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 9.7 Assignment: No Third Party Beneficiaries.

(a)           This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b)           Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof except that from and after the Closing each Indemnified Party is an intended third party beneficiary of Section 6.8, and such Persons may specifically enforce such provisions.

SECTION 9.8 Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 9.9 Entire Agreement.  This Agreement, the Equity Commitment Letter, the Support Agreement and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof

SECTION 9.10 Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement  (and this right shall include the right of the Company to cause Parent to fully enforce the terms of the Equity Commitment Letter against the Fund to the fullest extent permissible pursuant to the Equity Commitment Letter and applicable Laws and to thereafter cause the Offer and the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement), this being in addition to any other remedy to which they are entitled at law or in equity (including the remedy with respect to the liabilities and damages specified in the proviso to the first sentence in Section 8.2).

[The remainder of this page intentionally blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

Company

GVI SECURITY SOLUTIONS, INC.

By:	/s/ Steven E. Walin
Name:	Steven E. Walin
Title:	Chief Executive Officer

Parent:

GENNX360 GVI HOLDING INC.

By:	/s/ Matthew Guenther
Name:	Matthew Guenther
Title:	Vice President

Merger Sub:

GENNX360 GVI ACQUISITION CORP.

By:	/s/ Matthew Guenther
Name:	Matthew Guenther
Title:	Vice President

Exhibit A

Conditions of the Offer

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) (the “Payment Rules”), to pay for any Shares tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the issued and outstanding Shares (assuming the exercise of all in-the-money outstanding Options and Warrants and the issuance of all Shares that the Company is obligated to issue thereon) (the “Minimum Tender Condition”).  Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject to the Payment Rules, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, in accordance with and subject to the terms of this Agreement if, at the then effective expiration date for the Offer, any of the following conditions exists:

(a)           any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or any Law or other legal restraint or prohibition, shall be in effect that would make the Offer or the Merger illegal or otherwise prevent the consummation thereof; provided that Merger Sub shall not assert this condition unless Parent and Merger Sub have used those efforts required under Section 6.4 of this Agreement to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition;

(b)           since the date of this Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(c)           (A) the Company Board shall have withdrawn (or amended or modified in a manner adverse to Parent or Merger Sub) the recommendation or declaration of advisability by the Company Board, of this Agreement, the Offer, the Merger or the other Transactions, (B) the Company Board shall have failed to recommend to the holders of Shares that they accept the Offer, (C) the Company Board shall have failed to reconfirm the recommendation or declaration of advisability by the Company Board, of this Agreement, the Offer, the Merger or the other Transactions within three business days after the receipt of a written request from Parent that it do so if such request is made following the making by any Person of a Takeover Proposal or (D) the Company Board shall have failed to recommend against any Takeover Proposal;

A-1

(d)           (A) the representations and warranties set forth in Sections 3.2, 3.3 and 3.4, without giving effect to materiality or Company Material Adverse Effect qualifications, shall not be true and correct in all material respects; (B) any representation and warranty of the Company set forth in this Agreement that is qualified by reference to a Company Material Adverse Effect (except as set forth in Sections 3.2, 3.3 and 3.4) shall not be true and correct as of the date of this Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) or (C) any representation and warranty of the Company set forth in this Agreement that is not so qualified (except as set forth in Sections 3.2, 3.3 and 3.4) shall not be true and correct as of the date of this Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of clause (C) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; provided that for purposes of determining the satisfaction of clause (C) of this condition, the representations and warranties of the Company that are not qualified by reference to a Company Material Adverse Effect shall be deemed not qualified by any references therein to materiality generally;

(e)           the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement prior to such time; or

(f)           this Agreement shall have been terminated in accordance with its terms,

which, in the sole and reasonable judgment of Merger Sub or Parent, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment.

The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

A - 2

Exhibit B

Employment Arrangements

Steven E. Walin

Joseph Restivo

B-1